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                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE SOUTHERN DISTRICT OF TEXAS
                                 LAREDO DIVISION

IN RE:                              )
                                    )
MICHAEL PETROLEUM                   )        CASE NO. 99-50569-L2-11
CORPORATION,                        )
MICHAEL PETROLEUM                   )        CASE NO. 99-50570-L2-11
ALPHA CORPORATION,                  )
MICHAEL HOLDINGS, INC.              )        CASE NO. 99-50571-L2-11
                                    )
        DEBTORS.                    )        Jointly Administered under
                                    )        CASE NO. 99-50569

             ORDER CONFIRMING DEBTORS' SECOND AMENDED JOINT PLAN OF
                       REORGANIZATION DATED JUNE 12, 2000

         On July 27, 2000, a hearing was held concerning confirmation (the "Confirmation Hearing") of the Debtors' Second Amended Joint Plan of Reorganization dated June 12, 2000 (hereinafter, the "June 12, 2000 Plan"), that was filed by Michael Petroleum Corporation ("MPC"), Michael Petroleum Alpha Corporation ("MPA"), and Michael Holdings, Inc. ("MHI") (collectively, the "Debtors"), as debtors and debtors-in-possession, as subsequently supplemented by the so-called "Plan Supplement" filed by the Debtors on July 20, 2000 (the "Plan Supplement"), and as subsequently modified by that certain Debtors' First Modification Under 11 U.S.C. Section 1127(a) of Debtors' Second Amended Joint Plan of Reorganization Dated June 12, 2000, filed July
20, 2000, and as also further modified by the terms of this Order (the June
12, 2000 Plan, as modified, and as supplemented by the Plan Supplement, is hereinafter defined as the "Plan"). On the basis of (i) the record of this Reorganization Case,1 including the evidence presented at the Confirmation Hearing; and (ii) the Court's Findings of Fact and Conclusions of Law entered simultaneously herewith, the Court hereby ORDERS, ADJUDGES AND DECREES THAT:

----------------------
      1      All capitalized terms used herein shall have the meaning ascribed to them in the Plan, Disclosure Statement, Acquisition Agreement, and the Court's Findings of Fact and Conclusions of Law entered herein.

ORDER CONFIRMING DEBTORS' SECOND AMENDED JOINT PLAN
OF REORGANIZATION DATED JUNE 12, 2000                                  PAGE 1
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         1. The Plan complies with all applicable provisions of the Bankruptcy
Code and applicable Bankruptcy Rules relating to confirmation, including those provisions contained in Section 1129(b) pertaining to "cram down." The Plan and all provisions thereof (including the terms of the Acquisition Agreement, which are deemed incorporated into the Plan), are hereby approved and confirmed in all respects.

         2. The Debtors' estates are hereby substantively consolidated.

         3. The record of the Confirmation Hearing is closed.

         4. Two Objections were timely filed to Confirmation of the Plan: the Objection of the Objecting Taxing Authorities and the Objection of Enogex Exploration Corporation ("Enogex Objection"). Additionally, the S/R Royalty Owners' Objection was filed in connection with the Section 365 Notices. All of these objections have been resolved and withdrawn.

         5. Pending the occurrence of the Effective Date, the Debtors shall be subject to all of the provisions of the Bankruptcy Code, except as specifically provided in the Plan, the Acquisition Agreement, or this Order. Without limiting the generality of the foregoing, pending the occurrence of the Effective Date:

                  a. The Debtors are authorized to operate and manage their businesses and assets in compliance with the terms and provisions of the Plan, the Implementation Documents, and the Bankruptcy Code.

                  b. All property to be transferred or otherwise dealt with in the Plan shall remain property of the Debtors' bankruptcy estates, and such bankruptcy estates shall continue until the occurrence of the Effective Date.

                  c. Unless otherwise ordered by the Court, all injunctions or stays provided for in the Reorganization Case pursuant to Sections 105 or 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall continue in effect until the Effective Date, PROVIDED HOWEVER, that this provision shall not affect prior orders of this Court, if any, granting relief from the stay, and the Order entered May

ORDER CONFIRMING DEBTORS' SECOND AMENDED JOINT PLAN
OF REORGANIZATION DATED JUNE 12, 2000                                  PAGE 2
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19, 2000 in Adversary Proceeding No. 00-3241 shall remain in full force and effect until otherwise ordered by the Court.

                  d. Notwithstanding Confirmation of the Plan, this Court retains jurisdiction as is provided in Article 9, Section 9.03 of the Plan.

         6. The Implementation Documents and all other agreements contemplated by the Implementation Documents, including the Articles of Merger of MPC, MPA, and MHI and the Amended and Restated Articles of Incorporation of Reorganized MPC, are hereby approved in all respects.

         7. In accordance with Section 1142 of the Bankruptcy Code, the Debtors, MPAC, and any and all other parties-in-interest herein are authorized and directed, without the necessity of any further corporate action or other approval, to immediately take any action necessary or appropriate to implement, effectuate, and consummate the Plan and any transactions contemplated thereby or by this Order in accordance with their respective terms, including, without limitation, effectuating the transactions contemplated by the Implementation Documents, and any other document, certificate, agreement, or instrument and the transfer of any security.

         8. Any of the Chief Executive Officer, the President, any Vice President, and the Secretary of the Debtors is authorized and designated, upon the entry of this Order, to execute, on behalf of the Debtors, the Implementation Documents, and any related agreements, certificates, instruments, or documents that such officer deems necessary or advisable in order to consummate and effectuate the Plan and the Implementation Documents and the transactions contemplated thereby as of the time they are to become effective. No further approval of the Board of Directors or shareholders of the Debtors shall be required with respect to the implementation and consummation of the Plan or the transactions contemplated by the Plan and the Implementation Documents.

ORDER CONFIRMING DEBTORS' SECOND AMENDED JOINT PLAN
OF REORGANIZATION DATED JUNE 12, 2000                                  PAGE 3
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         9. The Debtors are authorized, directed, and instructed to take all steps necessary to implement the terms of the Plan and the Implementation Documents, in accordance with the terms thereof both prior to and as of the Effective Date. On the Effective Date, the transactions contemplated by the Acquisition Agreement will close and the following will occur as more specifically set forth in the Acquisition Agreement:

                  a. The Debtors will consummate the transactions set forth in the Acquisition Agreement, which will result in the ownership of Reorganized MPC by MPAC, Wayland, and the Class 6C Interest Holders. Wayland was the only Class 4 Creditor who made a valid election to take stock in the Reorganized MPC (rather than cash), pursuant to the terms of the Plan.

                  b. All MPC Common Stock, MPA Common Stock, and MHI Common Stock (including any unexercised options, warrants, or other equity interests representing the right to acquire MPC Common Stock, MPA Common Stock, or MHI Common Stock) shall be terminated and canceled, and the indentures or statements of resolution or other documentation governing such issues of Common Stock and other equity interests shall be rendered void, all without any further action by the stockholders or directors of MPC, MPA, or MHI. Only holders of EXERCISED options, warrants, or other equity interests representing the right to acquire MPC Common Stock, MPA Common Stock, or MHI Common Stock shall participate in distributions as Class 6C members. Holders of UNEXERCISED options, warrants, or other equity interests representing the right to acquire MPC Common Stock, MPA Common Stock, or MHI Common Stock shall receive no distributions under the Plan or otherwise on account of such unexercised options, warrants, or other equity interests.

ORDER CONFIRMING DEBTORS' SECOND AMENDED JOINT PLAN
OF REORGANIZATION DATED JUNE 12, 2000                                  PAGE 4

                  c. On or before the Effective Date, MPAC will have been organized having the minimum capitalization, if any, required by Texas law, and its membership interests will be owned by El Paso Energy Corporation or its designee.

                  d. MPC, MPA, and MHI will merge, with MPC as the survivor, to become Reorganized MPC.

                  e.       Subject to the Reserve provisions set forth in
                  Section 6.04 of the Plan, 100% of the shares of Reorganized MPC Common Stock will be issued under the Private Equity Issue to MPAC, Wayland (as the one and only Electing Class 4 Creditor), and the Class 6C Interest Holders in accordance with the percentages attributable to them without any further action by the stockholders or directors of MPC.

                  f.       MPAC and Wayland shall enter into the Shareholder
                  Agreement.


                  g. Reorganized MPC will enter into the Credit Facility and the other "Loan Documents" referred to therein.

                  h. The liens and security interests granted under the Credit Facility and the related "Loan Documents" will constitute first and prior liens and security interests, free and clear of all liens or security interest burdening the assets subject thereto, except to the extent expressly provided otherwise therein and except for valid liens of ad valorem taxing authorities in respect of Year 2000 ad valorem taxes not yet due and payable.

         10. Subject to the Reserve provisions set forth in Section 6.04 of the Plan, on the Effective Date (or as soon thereafter as is practicable), the Plan Consideration will be distributed to Creditors and Interest Holders in accordance with the terms of the Plan and the Bankruptcy Code.

ORDER CONFIRMING DEBTORS' SECOND AMENDED JOINT PLAN
OF REORGANIZATION DATED JUNE 12, 2000                                  PAGE 5

         11. The Plan will be substantially consummated and Closing of the transactions contemplated by the Acquisition Agreement will occur on the Effective Date. Closing is anticipated to occur on or about August 11, 200.

         12. Subject to the Reserve provisions set forth in Section 6.04 of the Plan, or as otherwise provided in the Plan, all distributions on account of any Allowed Claim or Interest shall be made in accordancewith the terms of the Plan on the later of (i) the Effective Date or as soon thereafter as practicable or
(ii) within thirty (30) days of the date on which such Claim or Interest is Allowed. Distributions required to be made on a particular date shall be deemed to have been made on such date if actually made on such date or as soon thereafter as practicable. No payments or other distributions of property shall be made on account of any Claim or Interest or portion thereof unless and until such Claim or Interest or portion thereof is Allowed.

         13. The distributions of Reorganized MPC Common Stock to Wayland (the only Electing Class 4 Creditor) and the Class 6C Interest Holders pursuant to the Plan and the Amended and Restated Articles of Incorporation shall be exempt from any and all federal, state, and local laws requiring the registration of such securities pursuant to Section 1145(a)(1) of the Bankruptcy Code. Such exemption is based on the fact that Reorganized MPC is a successor to the Debtors whose common stock will be issued to certain holders of Claims against and Interests in the Debtors in exchange for such Claims.

         14. The issuance of the Reorganized MPC Common Stock to MPAC, and/or the owners of MPAC or its designee, Wayland (as the only the Electing Class 4 Creditor), and the Class 6C Interest Holders is hereby approved in all respects and shall be free and clear of all liens, claims, interests, rights of others and encumbrances of every kind.

ORDER CONFIRMING DEBTORS' SECOND AMENDED JOINT PLAN
OF REORGANIZATION DATED JUNE 12, 2000                                  PAGE 6
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         15. The Senior Notes Trustee shall make the Plan Cash distribution to the Holders of the Senior Notes as of the Record Date-Distributions PRO RATA. The election of the Holders of Senior Notes pursuant to the Ballot as of the Record Date-Balloting will bind such Holders as of the Record Date-Distribution.

         16. The fees and expenses of the Indenture Trustee shall be paid as an Administrative Expense upon application to the Court in accordance with Section
2.01 and 2.02 of the Plan.

         17. Those Executory Contracts and Unexpired Leases proposed to be assumed pursuant to the Plan and the Section 365 Notices are ordered assumed, as of the Effective Date. Those Executory Contracts and Unexpired Leases proposed to be rejected pursuant to the Plan and the Section 365 Notices are ordered rejected, as of the Effective Date. Reorganized MPC has provided adequate assurance of future performance of all Executory Contracts and Unexpired Leases being assumed.

         18. Except as otherwise provided herein with respect to the S/R Royalty Owners, Conoco, and Enogex, the cure amounts listed in the Section 365 Notice for the assumed Executory Contracts and Unexpired Leases shall be binding and shall be paid in cash in full on the Effective Date, or as soon as practicable thereafter, to the respective parties owed such amounts, in accordance with section 365(b)(1) of the Bankruptcy Code and Sections 1.03(e) and 2.01(a) of the Plan. Except as otherwise provided herein with respect to the S/R Royalty Owners, Conoco, and Enogex, no other cure amounts are due and owing with respect to any of the assumed Executory Contracts and Unexpired Leases.

         19. Any and all proofs of claim arising out of the rejection of an Executory Contract or Unexpired Lease pursuant to Article 8 of the Plan and the
Section 365 Notice must be filed within thirty (30) days after the Effective Date. Any holder of a Claim arising out of the rejection of an Executory Contract or Unexpired Lease who fails to file a proof of claim within such time shall be forever barred, estopped, and enjoined from asserting such Claim against the Debtors, their Estates, or Reorganized MPC.

         20. Disputed Claims shall be treated as follows under the Plan:

ORDER CONFIRMING DEBTORS' SECOND AMENDED JOINT PLAN
OF REORGANIZATION DATED JUNE 12, 2000                                  PAGE 7

                  a. OBJECTIONS TO CLAIMS. Except as otherwise provided by this Court or in the Plan, all objections to Claims shall be filed and served on the Holders of such Claims on or before the later of (i) sixty (60) days after the Confirmation Date; (ii) sixty (60) days after a particular Proof of Claim is filed, except that such Claim shall not be deemed an Allowed Claim until after the sixty (60) day period lapses; and (iii) such additional date as this Court may fix upon application of the Debtors; provided, however, that no party in interest shall be required to file an objection to any Claim listed in the Schedules as disputed, contingent, unliquidated, or undetermined and for which no Proof of Claim was filed, which Claim shall be barred and disallowed in its entirety. After the Effective Date, the Committee, on behalf of Reorganized MPC, shall have the sole right to object to or seek the estimation of any Claims.

                  b. NO DISTRIBUTIONS PENDING ALLOWANCE. Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made to the Holder of a Disputed Claim or the Holder of a Claim who is the subject of a proceeding against it by the Debtors, unless and until such Disputed Claim becomes an Allowed Claim or such proceeding is resolved.

                  c. DISTRIBUTIONS AFTER ALLOWANCE. Once a Disputed Claim becomes an Allowed Claim, distribution on account of such Claim shall be made in accordance with the provisions of the Plan governing the Class of Claims to which the respective Claim belongs.

         21. At any time prior to or after the Effective Date, the Debtors or the Committee may seek the estimation of a Disputed Claim in accordance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules for the purpose of determining the Reserve under Section 6.04 of the Plan.

         22. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of securities or other property under the Plan; the creation, transfer, filing, or recording of any mortgage, deed of trust, financing statement, or other security interest; or the making, delivery, filing, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, shall not be

ORDER CONFIRMING DEBTORS' SECOND AMENDED JOINT PLAN
OF REORGANIZATION DATED JUNE 12, 2000                                  PAGE 8
subject to any stamp tax, real estate tax, conveyance, filing, or transfer fees, mortgage, recording, or other similar tax or other government assessment. All recording officers and other entities whose duties include recordation of documents lodged for recording shall record, file, and accept such documents delivered under the Plan without the imposition of any charge, fee, governmental assessment, or tax.

         23. The Committee shall continue in existence until the Effective Date, upon which the Committee shall disband, except to the extent necessary to participate in or prosecute any appeals, Claim objections, Avoidance Causes of Action and Professional fee applications.

         24. In accordance with section 1141 of the Bankruptcy Code, (a) the Plan and each of its provisions, (b) the Implementation Documents, (c) all documents executed in connection with and pursuant to the terms of the Plan, and
(d) the Confirmation Order shall be binding upon the Debtors, upon each Person or entity acquiring or receiving property under the Plan, upon each lessor or lessee of property to or from the Debtors, upon each holder of a Claim against or equity Interest in the Debtors, whether or not the Claim or equity Interest of such Creditor or equity Interest holder is impaired under the Plan and whether or not such Creditor or equity Interest holder has filed, or is deemed to have filed, a proof of Claim or equity Interest, and upon each party to this Case, and irrespective of whether such provision of the Plan is specifically mentioned or otherwise referred to in these Findings of Fact and Conclusions of Law, Confirmation Order, and Judgment.

         25. In accordance with section 1141 of the Bankruptcy Code, the consideration distributed under the Plan shall be in exchange for and in complete satisfaction, discharge, release, and termination of, all Claims of any nature whatsoever against the Debtors or any of their assets; and, except as otherwise provided herein or in the Plan, or the instruments or other documents executed in connection with the Plan (and except with respect to obligations which the Debtors are required to perform under the Plan), the Debtors shall be discharged and released pursuant to section 1141(d)(1)(A) of the Bankruptcy Code from any and all debts

ORDER CONFIRMING DEBTORS' SECOND AMENDED JOINT PLAN
OF REORGANIZATION DATED JUNE 12, 2000                                  PAGE 9
of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code; or (c) the holder of a Claim based upon such debt has accepted the Plan. This Order shall be a judicial determination, effective upon the occurrence of the Effective Date, of discharge and termination of all liabilities of and all Claims against the Debtors, except as expressly set forth, or provided for, in the Plan, the Implementation Documents, the instruments, and other documents executed in connection with the Plan, and this Order. Pursuant to this Order, every holder of any discharged debt or Claim is permanently enjoined and precluded from asserting against the Debtors, Reorganized MPC, MPAC, Wayland, and their post-closing affiliates, or against their assets or properties, any other or further Claim based upon any document, instrument or act, omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, except as expressly set forth, or provided for, in the Plan, the Implementation Documents, the instruments, and other documents executed in connection with the Plan and this Order.

         26. Pursuant to Section 1125(e) of the Bankruptcy Code, all Persons who have solicited acceptances or rejections of the Plan have acted in good faith and in compliance with the provisions of the Bankruptcy Code, and shall not be liable on account of such solicitation or participation for violation of any applicable law, rule, or regulation, governing the solicitation of acceptances or rejections of the Plan.

         27. The automatic stay under section 362 of the Bankruptcy Code is terminated to the extent necessary to permit Reorganized MPC and its shareholders to enforce the terms of the Plan and the Implementation Documents.

         28. In accordance with Section 524 of the Bankruptcy Code, this Order:

ORDER CONFIRMING DEBTORS' SECOND AMENDED JOINT PLAN
OF REORGANIZATION DATED JUNE 12, 2000                                  PAGE 10
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         a. voids any judgment at any time obtained, to the extent that such judgment is a determination of the personal liability of any of the Debtors with respect to any debt or Claim discharged hereby; and

         b. operates as a permanent injunction against the commencement or continuation of an action, the employment of process, or an act, to collect, recover or offset any such debt or Claim discharged hereby as a personal liability of any of the Debtors.

         29. Neither the Debtors, Reorganized MPC, the Committee, the Senior Notes Trustee, MPAC, Wayland, EnCap Energy Advisors, LLC nor El Paso Energy Corporation, nor any of their officers, directors, members, employees, advisors, consultants, attorneys, affiliates, or agents shall have or incur any liability to any Holder of a Claim or Interest for any act or omission in connection with, or arising out of, the Case, the proposed confirmation or consummation of the Plan, or the administration of the Case or Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         30. Except as otherwise expressly set forth in the Plan or this Order, on and after the Effective Date all persons and entities that have held, hold or may hold (a) any Claim against or Interest in the Debtors shall be permanently enjoined from and against (i) commencing or continuing in any manner any suit, action, or other proceeding of any kind against Reorganized MPC, the Debtors or the Estates with respect to any such Claim or Interest;
(ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against Reorganized MPC, the Debtors or the Estate; (iii) creating, perfecting, or enforcing any Encumbrance against Reorganized MPC, the Debtors or the Estate or against any of their properties or interests in property with respect to such Claim or Interest; and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from Reorganized MPC,

ORDER CONFIRMING DEBTORS' SECOND AMENDED JOINT PLAN
OF REORGANIZATION DATED JUNE 12, 2000                                  PAGE 11
the Debtors, the Estate or against any property or interest in property of Reorganized MPC, the Debtors or the Estate with respect to any such Claim or Interest; and (b) any Claim, right, action, cause of action against, or Interest in Reorganized MPC, the Debtors or the Estates shall be permanently enjoined from and against commencing or continuing any suit, action, or proceeding against, asserting or attempting to recover any Claim against or Interest in, or otherwise affecting Reorganized MPC, the Debtors or the Estate with respect to any matter that is the subject of the Plan.

         31. On the Effective Date, Reorganized MPC, on its own behalf and as the representative of the Debtors' Estates, in consideration of services rendered in the Case and other good and valuable consideration, shall release unconditionally each of the Debtors' present and former officers and directors, and the entities that elected such directors to the extent they are or may be liable for the actions or inactions of such officers or directors, from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Bankruptcy Code), whether known or unknown, foreseen or unforeseen, existing or thereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place before, on or after the Petition Date up to the Effective Date, in any way relating to the Debtors (before, on or after the Petition Date), the Case, or the Plan; PROVIDED, HOWEVER, that the foregoing shall not apply to any action or omission that constitutes actual fraud or criminal behavior. Nothing herein or in the Plan shall be construed to be a release of any claims or causes of action owned by third parties.

         32. On the Effective Date, Reorganized MPC, on its own behalf and as the representative of the Debtors' Estates, in consideration of services rendered in the Case and other good and valuable consideration, will release unconditionally the professional advisors who have performed services after the Petition Date on behalf of the Debtors, the Debtors' present and former officers and directors (collectively with the releases set out in the preceding paragraph, the "Releases"), from any and all claims, obligations,

ORDER CONFIRMING DEBTORS' SECOND AMENDED JOINT PLAN
OF REORGANIZATION DATED JUNE 12, 2000                                  PAGE 12
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suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Code), whether known or unknown, foreseen or unforeseen, existing or thereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place after the Petition Date up to the Effective Date, in any way relating to post-petition services performed relating to the Debtors (after the Petition Date), the Case, or the Plan (collectively with the items set out in the preceding paragraph, the "Released Matters"); PROVIDED, HOWEVER, that the foregoing shall not apply to any action or omission that constitutes actual fraud or criminal behavior. Nothing herein or in the Plan shall be construed to be a release of any claims or causes of action owned by third parties.

         33. This Order shall constitute a permanent injunction to effectuate the Releases granted in the preceding two paragraphs. All persons, parties, entities, governments (including agencies) whatsoever and wheresoever are hereby permanently enjoined from and against taking any action inconsistent with or in contravention of the Releases, including, without limitation, (a) commencing or continuing in any manner any suit, action, or other proceeding of any kind; (b) attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order; or (c) asserting any right of setoff, subrogation, or recoupment of any kind, to the extent any such action is inconsistent with or in contravention of the Releases.

         34. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of the Confirmation Order, the Plan, Implementation Documents, and all other instruments and other documents executed and delivered pursuant to the Plan shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

         35. Except as otherwise set forth in the Plan, subject to the provisions of and for the purposes of distributions in accordance with the Plan, all property of the Estates, including all Causes of Action, shall revest in Reorganized MPC upon entry of this Order. Such revested property shall be free and clear of all Encumbrances, except as otherwise provided in the Plan and the Implementation Documents. The

ORDER CONFIRMING DEBTORS' SECOND AMENDED JOINT PLAN
OF REORGANIZATION DATED JUNE 12, 2000                                  PAGE 13

Committee, on behalf of Reorganized MPC, shall be authorized to prosecute any Avoiding Powers Causes of Action after Confirmation, and is appointed for such purposes in accordance with section 1123(b)(3)(B) of the Bankruptcy Code. Any recoveries hereunder shall be added to the Net Plan Consideration. From and after the entry of this Order, Reorganized MPC shall have the powers and exercise the duties, as set forth in Section 1123(b)(3) of the Bankruptcy Code, to retain, enforce, settle, and prosecute all Causes of Action, except Avoiding Powers Causes of Action, as set forth in 9.01 of the Plan, which will be prosecuted by the Committee.

         36. The classification and treatment of all Claims and Interests under the Plan shall be in full settlement and satisfaction of any contractual, legal, and equitable subordination rights, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code, or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to the Plan.

         37. As of the Effective Date, the adoption, execution, delivery, and implementation of all Implementation Documents, Contracts, leases, documents, instruments, and other agreements related to or contemplated by the Plan, and the other matters provided for, under or in furtherance of the Plan and the Implementation Documents involving action to be taken by or required of the Debtors shall be deemed to have occurred and be effective as provided in the Plan and the Implementation Documents, and are hereby authorized and approved in all respects without further order of this Court or any requirement of further action by stockholders or directors of the Debtors. All documents or instruments which must be executed and delivered by the Debtors under the Plan and the Implementation Documents shall be deemed appropriately executed if signed by either of the President, Chief Executive Officer, Executive Vice President or any Vice President, of the Debtors.

ORDER CONFIRMING DEBTORS' SECOND AMENDED JOINT PLAN
OF REORGANIZATION DATED JUNE 12, 2000                                  PAGE 14

         38. Except as otherwise provided expressly in the Plan or this Order, requests for payment of Administrative Claims which are not paid on or prior to the Effective Date must be filed no later than forty-five (45) days after the Effective Date. Holders of Administrative Claims which have not been paid on or prior to the Effective Date (including, without limitation, professionals requesting compensation or reimbursement of expenses and the holders of any Claims for federal, state or local taxes) that are required to file a request for payment of such Claims and that do not file such requests by the applicable bar date shall be forever barred from asserting such Claims against the Debtors, Reorganized MPC, any of their affiliates, any of their successors or assignees, or any of their respective properties.

         39. All Professionals requesting compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered before the Effective Date (including, without limitation, any compensation requested by any Professional or any other entity for making a substantial contribution in the Reorganization
Case) shall, on the Effective Date, provide a good faith estimate of the fees and expenses incurred up until the Effective Date, plus an estimate of such post-Closing fees and expenses which are expected to be incurred, including but not limited to the preparation and prosecution of fee applications. Professionals will be bound by the amount of their good faith estimates, which sums shall be included in the Reserve; provided however, to the extent that the Allowed amount of any Professional's fees and expenses exceeds its respective estimate (the "Excess Amount"), such Excess Amount shall only be paid from the amount remaining in the Reserve, if any, after all Claims for which a Reserve is established under Section 6.04 of the Plan have been Allowed and paid in full or disallowed. Reorganized MPC shall not be liable for any amount of Professional fees and expenses in excess of the good faith estimates included in the Reserve, except as otherwise set forth in the Plan or expressly agreed between any Professional and Reorganized MPC. Such Professionals shall file and serve on the Debtors, the Committee and the United States Trustee for the Southern District of Texas an

ORDER CONFIRMING DEBTORS' SECOND AMENDED JOINT PLAN
OF REORGANIZATION DATED JUNE 12, 2000                                  PAGE 15
application for final allowance of compensation and reimbursement of expenses no later than forty-five (45) days after the Effective Date. Objections to timely-filed applications of Professionals for compensation or reimbursement of expenses must be filed and served on the Debtors and the Professionals to whose application the objections are addressed no later than seventy (70) days after the Effective Date. In the event the Allowed amount of any Professional's fees and expenses exceeds such Professional's good faith estimate, then to the extent funds are available in the Reserve after all Claims for which a Reserve is established have been either Allowed and paid in full or disallowed, each such Professional may be paid the excess from the balance of the Reserve, Pro Rata if necessary and to the extent funds are available. Any Professional fees and reimbursements of expenses incurred by the Reorganized MPC or the Committee (or any successor thereto) subsequent to the Effective Date will be paid by Reorganized MPC without application to this Court.

         40. Pursuant to Section 6.06 of the Plan, on the Effective Date, the Debtors are authorized and directed, without further application to, or order from, this Court to remit to MPAC any and all amounts due to MPAC pursuant to the Bid Protection Order, including the fee and cost reimbursement amounts as set forth therein.

         41. Reorganized MPC shall have the right, to the full extent permitted by section 1142 of the Bankruptcy Code, to apply to this Court for an order, notwithstanding any otherwise applicable nonbankruptcy law, directing any appropriate entity to execute and deliver an instrument or perform any other act necessary to implement the Plan, the Implementation Documents, or the provisions of the Confirmation Order.

         42. Notwithstanding Confirmation of the Plan or the occurrence of the Effective Date, this Court retains jurisdiction as is provided in Article 9, Section 9.03 of the Plan. Without limitation on the provisions therein, this Court reserves jurisdiction to implement and enforce the Plan and the Implementation Documents, as well as Reorganized MPC's peaceful use and enjoyment of the Assets of the Debtors after

ORDER CONFIRMING DEBTORS' SECOND AMENDED JOINT PLAN
OF REORGANIZATION DATED JUNE 12, 2000                                  PAGE 16
the Effective Date, free and clear of all liens, Claims and Encumbrances to the fullest extent permitted under the Bankruptcy Code.

         43. Reorganized MPC shall timely pay post-confirmation quarterly fees assessed pursuant to 28 U.S.C. Section 1930(a)(6) until such time as this Bankruptcy Court enters a final decree closing these chapter 11 cases, or enters an order either converting these cases to cases under chapter 7 or dismissing these cases. After confirmation, Reorganized MPC shall file with this Bankruptcy Court and shall serve on the United States Trustee a financial report for each quarter, or portion thereof, that these chapter 11 cases remain open in a format prescribed by the United States Trustee.

         44. The Confirmation Order shall be effective according to its terms upon the entry thereof. The Confirmation Order is a final Order immediately subject to appeal.

         45. The failure to reference any particular provision of the Plan in these Findings of Fact, Conclusions of Law, Order, and Judgment shall have no effect on the binding effect, enforceability, or legality of such provisions and such provisions shall have the same binding effect, enforceability, and legality as every other provision of the Plan. Each term and provision of the Plan is valid and enforceable pursuant to its terms.

         46. Pursuant to Bankruptcy Rule 3020(c), the Debtors shall, within five (5) business days after the entry of this Order, serve notice of the entry of this Order as provided in Bankruptcy Rule 2002(f) to be sent by first class mail, postage prepaid, except to such parties who may be served by hand or facsimile or overnight courier, which service is hereby authorized.

         47. The Debtors shall serve a separate notice on the holders of warrants informing them that they have until August 10, 2000 to exercise their warrants and give notice to the Debtors and their counsel of such exercise.

ORDER CONFIRMING DEBTORS' SECOND AMENDED JOINT PLAN
OF REORGANIZATION DATED JUNE 12, 2000                                  PAGE 17

         48. Any setoff or recoupment rights which may be asserted in this Case pursuant to paragraph 48 of the Court's Findings of Fact must be asserted on or before the 10th day following the date of entry of this Order, except that Enogex is hereby deemed to have asserted such rights, if any, in paragraph 22 of the Court's Findings of Fact.

         SIGNED THIS 27TH DAY OF JULY, 2000.

                                                 /s/ Wesley W. Steen
                                       -----------------------------------------
                                             THE HONORABLE WESLEY W. STEEN
                                             UNITED STATES BANKRUPTCY JUDGE

































ORDER CONFIRMING DEBTORS' SECOND AMENDED JOINT PLAN
OF REORGANIZATION DATED JUNE 12, 2000                                  PAGE 18